Exhibit 99.2
For Immediate Release
Company Contact
Bob Durstenfeld
408-952-8402
bdurstenfeld@raesystems.com
RAE Systems Appoints New Chief Financial Officer
Randall Gausman to succeed Donald Morgan
SAN JOSE, Calif. — October 18, 2006 — RAE Systems Inc. (AMEX: RAE), a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time, today announced the appointment of Randall Gausman as vice president and chief financial officer. Mr. Gausman’s appointment shall be effective October 30, 2006. Mr. Gausman succeeds Donald Morgan, who announced on August 8, 2006 his intention to retire following the appointment of his successor. As CFO, Mr. Gausman will be responsible for the company’s worldwide finance and accounting functions as well information technology.
“Randall will be an experienced addition to our management team. He brings strong international company experience in addition to the required public company and SEC reporting background,” said Robert I. Chen, RAE Systems’ chief executive officer.
Since May 2006, Mr. Gausman has worked as an independent financial consultant. Prior to May 2006, Mr. Gausman served as CFO of Tut Systems, Inc. (NASDAQ: TUTS), which delivers industry leading content processing and distribution products for deploying next-generation video and IP services over broadband networks. His previous work experience also included assignments in finance with Zantaz, Inc. and American President Companies. Mr. Gausman holds both a bachelor of science and masters in business administration from the University of Southern California, as well as a certificate in corporate finance from the University of Michigan School of Business Administration.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection, radiation

For Immediate Release
and digital video monitoring networks for homeland security and industrial applications. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect, provide early warning and record events that involve weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.
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